EXCHANGE AGREEMENT


           This EXCHANGE AGREEMENT is dated as of September 29, 2000, among Caliber Learning Network, Inc., a Maryland corporation (the "COMPANY"), Fleming US Discovery Fund III, L.P., Fleming US Discovery Offshore Fund III, L.P. and Robert Fleming Nominees Limited (collectively, the "FLEMING FUNDS"). Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to them in the Stock Purchase Agreements.


                              W I T N E S S E T H:
                               - - - - - - - - - -

           WHEREAS, pursuant to the terms of the Stock Purchase Agreements, dated as of October 26, 1999, between the Company and each of the Fleming Funds (the "STOCK PURCHASE AGREEMENTS"), the Fleming Funds purchased an aggregate of 150,000 shares and have received 10,852.6 shares in the form of dividends thereon (the "SHARES") of the Company's Series A Convertible Preferred Stock, par value $.01 per share (the "SERIES A PREFERRED");

           WHEREAS, the Company and the Fleming Funds have agreed to the exchange of the Shares of Series A Preferred for an equal number of shares of the Company's Series A-1 Convertible Preferred Stock, par value $.01 per share (the "SERIES A-1 PREFERRED") (the "Exchange") upon the terms set forth herein, in order to allow the Series A-1 Preferred to be classified as Stockholders' Equity under generally accepted accounting principles;

           WHEREAS, on September 29, 2000, the Company filed Articles Supplementary with the Maryland State Department of Assessments and Taxation to classify the Series A-1 Preferred in the form attached as EXHIBIT A hereto (the "ARTICLES SUPPLEMENTARY").

         NOW, THEREFORE, in consideration of the agreements and mutual covenants contained herein, the parties hereto hereby agree as follows:

         1. PRIOR AGREEMENTS.

         (a) From and after the date hereof, all references to the Series A Preferred in the following documents, to the extent applicable, shall be deemed to refer to the Series A-1 Preferred:

               (i) Stock Purchase Agreements;

               (ii) Stockholders' Agreement among the Company, the Fleming Funds and Chris L. Nguyen (the "STOCKHOLDERS' AGREEMENT");

               (iii) Registration Rights Agreement among the Company and the Fleming Funds (the "REGISTRATION RIGHTS AGREEMENT"); and

               (iv) Side Letter regarding Registration Rights among the Company, MCI Telecommunications Corporation, Sylvan Learning Systems, Inc., Douglas L. Becker and R. Christopher Hoehn-Saric (the "SIDE LETTER").

         (b) Except as expressly provided in the foregoing Section 1(a), all terms and provisions of the Stock Purchase Agreements, the Stockholders' Agreement, the Registration Rights Agreement and the Side Letter shall continue in full force and effect in accordance with the provisions thereof.

         2. EXCHANGE OF SHARES. The Exchange shall be effective on the date hereof (the "EFFECTIVE DATE"). From and after the Effective Date, the certificates representing the Shares shall be deemed to represent an equivalent number of shares of Series A-1 Preferred ("SERIES A-1 SHARES"). SCHEDULE 1 to this Exchange Agreement lists, as to each of the Fleming Funds, the number of shares of Series A Preferred held, the accrued dividends thereon and the number of shares of Series A-1 Preferred to be received in the Exchange. The Fleming Funds agree to surrender their respective certificates representing the Shares as soon as practicable after the Effective Date in exchange for the certificates representing the Series A-1 Shares.

         3. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE COMPANY. The Company hereby represents and warrants to each of the Fleming Funds as follows (which representations, warranties and agreements shall survive the Effective
Date):

         (A) ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.

         (B) POWER; AUTHORITY. The Company has all requisite power, authority (corporate and other) and legal right to execute, deliver, enter into and consummate the transactions contemplated by and perform its obligations under this Exchange Agreement. The execution, delivery and performance of this Exchange Agreement by the Company (including, without limitation, the issuance by the Company of the Series A-1 Shares) have been duly authorized by all required corporate and other actions. The Company has duly executed and delivered this Exchange Agreement and this Exchange Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         (C) ARTICLES SUPPLEMENTARY; SERIES A-1 PREFERRED. The Articles Supplementary has been duly adopted by the Company and is fully effective as a supplement to the Company's charter. The Series A-1 Shares have all of the rights, priorities and terms set forth in the Articles Supplementary. All of the outstanding shares of Series A-1 Preferred are, or on the Effective Date will be, duly authorized, validly issued and outstanding, fully paid and non-assessable. The shares of the Company's Common Stock issuable upon conversion of the Series A-1 Preferred will be, when issued in accordance with the terms of the Series A-1 Preferred, duly authorized, validly issued, fully paid and non-assessable.

         (D) NO CONFLICT. The execution, delivery and performance by the Company of this Exchange Agreement and any of the transactions contemplated hereby (including, without limitation, the issuance of the Series A-1 Shares and the Conversion Shares as contemplated herein and in the Articles Supplementary and the adoption of the Articles Supplementary as a supplement to the Company's charter) do not and will not (i) violate or conflict with, with or without the giving of notice or the passage of time or both, any provision of (A) the respective charters or by-laws of the Company or any of its Subsidiaries, (B) any law, rule, regulation or order of any federal, state, county, municipal or other governmental authority, (C) any judgment, writ, injunction, decree, award or other action of any court or governmental authority or arbitrator(s), or (D) any agreement, indenture or other instrument applicable to the Company or any of its Subsidiaries or any of their respective properties, (ii) result in the creation of any Lien upon any of the Company's or any Subsidiary's properties, assets or revenues, except as provided in the Articles Supplementary of the Series A-1 Preferred, (iii) require the consent, waiver, approval, order or authorization of, or declaration, registration, qualification or filing with, any Person (whether or not a governmental authority and including, without limitation, any shareholder approval) (other than approvals which have been obtained prior to the Effective Date), or (iv) cause antidilution clauses of any of the Company's outstanding securities to become operative or give rise to any preemptive rights. No provision of any item referred to in Sections (A) and (C) of the preceding clause (i) materially adversely affects or will materially adversely affect the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company or the ability of the Company to perform its obligations under this Exchange Agreement, the Stock Purchase Agreements, the Articles Supplementary, the Stockholders' Agreement, the Registration Rights Agreement or any of the transactions contemplated hereby or thereby.

         (E) NO LITIGATION. There is no action, suit, proceeding, investigation or claim pending or, to the knowledge of the Company or its Subsidiaries, threatened in law, equity or otherwise before any court, administrative agency or arbitrator which (i) questions the validity of the Exchange Agreement, the Stock Purchase Agreements, the Articles Supplementary, the Stockholders' Agreement, the Registration Rights Agreement, the Series A-1 Shares or the Conversion Shares or any action taken or to be taken pursuant hereto or thereto,
(ii) reasonably could be expected to adversely affect the right, title or interest of any of the Fleming Funds to the Series A-1 Shares or the Conversion Shares or (iii) reasonably could be expected to result in a material adverse change in the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company.

         (F) OUTSTANDING COMMON STOCK.

               (1) Schedule f(1) hereto correctly and completely lists (i) the authorized capital stock of the Company (Common Stock and Preferred Stock), (ii) the number of designated shares of Preferred Stock in each series or class after giving effect to the Articles Supplementary and
         (iii) on September 28, 2000 , after giving effect to the issuance of Series A-1 Shares contemplated by the Exchange Agreement, the number of shares outstanding in each series or class. There have been no material issuances of shares since June 30, 2000. All of such outstanding shares are, or on the Closing Date will be, duly authorized, validly issued and outstanding, fully paid and non-assessable. The shares of the Company's Common Stock issuable upon conversion of the Series A-1 Preferred will be, when issued in accordance with the terms of the Series A-1 Preferred, duly authorized, validly issued, fully paid and non-assessable. Except as provided in the Articles Supplementary and as described in Schedule f(1), none of the shares of the Company's capital stock which will be outstanding at the Effective Date (i) were or will be subject to preemptive rights when issued or (ii) provide the holders thereof with any preemptive rights with respect to any issuances of capital stock.

               (2) Schedule f(2) hereto correctly and completely lists the number and purpose for which shares of the Company's Common Stock are reserved for issuance by the Company.

               (3) Except for the registration rights contained in the Registration Rights Agreement and as described in Schedule f(3), there are and will be no outstanding registration rights with respect to any capital stock of the Company or of any Subsidiary, which (in either case) will be outstanding on the Closing Date, or any capital stock referred to in Section f(2).

               (4) There are no voting agreements, voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Company or any Subsidiary.

               (5) Except as described in Schedule f(5), there are no anti-dilution protections or other adjustment provisions in existence with respect to any capital stock of the Company or any Subsidiary or any capital stock referred to in Section f(2).

         4. TAXES. In addition to all other sums due under Section 14 of each of the Stock Purchase Agreements, the Company agrees to pay, or cause to be paid, all documentary, stamp and other similar Taxes, other than transfer taxes payable upon the transfer by any of the Fleming Funds of Series A-1 Shares to a Transferee (which transfer taxes shall be paid by the Transferee), levied under the laws of the United States of America, any state or local Taxing Authority thereof or therein or any other applicable jurisdiction in connection with the issuance and exchange of the Series A-1 Shares, the conversion of Series A-1 Shares into Conversion Shares and the execution and delivery of the Exchange Agreement and any other documents or instruments contemplated hereby and any modification of the Exchange Agreement or Articles Supplementary or any such other documents or instruments and will hold the Fleming Funds harmless without limitation as to time against any and all liabilities with respect to all such Taxes.

         5. RECLASSIFICATION OF SERIES A PREFERRED. The Company hereby agrees that, as soon as practicable following the surrender by the Fleming Funds of the certificates representing the Shares, it will reclassify all of the authorized shares of the Series A Preferred as Common Stock.

         6. MISCELLANEOUS.

         (a) Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Exchange Agreement will be effective against any party hereto unless such modification, amendment or waiver is approved in writing by all parties hereto. The failure of any party to enforce any of the provisions of this Exchange Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Exchange Agreement in accordance with its terms.

         (b) All covenants and agreements in this Exchange Agreement by or on behalf of any of the parties hereto will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns whether so expressed or not.

         (c) The headings used in this Exchange Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

         (d) If any provision of this Exchange Agreement is held to be illegal, invalid or unenforceable, and if the rights or obligations of any party hereto under this Exchange Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Exchange Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Exchange Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Exchange Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

         (e) This Exchange Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State without giving effect to the conflicts of laws principles thereof.

         (f) This Exchange Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

           IN WITNESS WHEREOF, the parties have duly executed this Exchange Agreement as of the date first written above.


                     CALIBER LEARNING NETWORK, INC.


                     By:            /S/  CHRIS L. NGUYEN
                          ------------------------------------------------------
                          Name: Chris L. Nguyen
                          Title:    Chief Executive Officer


                     FLEMING US DISCOVERY FUND III, L.P.

                          By:     FLEMING US DISCOVERY PARTNERS, L.P.,
                                  its general partner

                                  By:    FLEMING US DISCOVERY, LLC,
                                         its general partner


                                  By:         /S/ ROBERT L. BURR
                                     -------------------------------------------
                                       Robert L. Burr, member


                     FLEMING US DISCOVERY OFFSHORE FUND III, L.P.

                          By:     FLEMING US DISCOVERY PARTNERS, L.P.,
                                  its general partner

                                  By:    FLEMING US DISCOVERY, LLC,
                                         its general partner


                                  By:      /S/ ROBERT L. BURR
                                     -------------------------------------------
                                       Robert L. Burr, member


                         ROBERT FLEMING NOMINEES LIMITED


                                 By:  /S/ ARTHUR LEVY
                                    --------------------------------------------
                                     Name: Arthur Levy

                                                                      Schedule 1
                                                       to the Exchange Agreement

                                Number of Shares   Dividends Received    Number of Shares of
                                of Series A        of Series A           Series A-1 Preferred
                                Preferred as of    Preferred as of       as of the Effective
                                October 26, 1999   September 30, 2000    Date

 NAME OF PURCHASER

Fleming US Discovery Fund III,     107,728            7,792.17                115,520.17
L.P.

Fleming US Discovery Offshore       17,272            1,248.05                 18,520.05
Fund III, L.P.

Robert Fleming Nominees Limited     25,000            1,812.38                 26,812.38


                                                                       Exhibit A



                             ARTICLES SUPPLEMENTARY

                                  SCHEDULE F(1)

                                  CAPITAL STOCK


(i)        Authorized capital stock:

           Common Stock:       49,775,000
           Preferred Stock:    5,392,328

(ii) Number of designated shares of Preferred Stock in each series or class after giving effect to the Articles Supplementary:

           5,167,328 shares of 6% Non-Voting Convertible Preferred Stock 225,000 shares of Series A Preferred
           225,000 shares of Series A-1 Preferred

(iii) On September 28, 2000, the number of shares outstanding in each series or class was:

           12,521,101 shares of Common Stock
           5,167,328 shares of 6% Non-Voting Convertible Preferred Stock 160,852.6 shares of Series A Preferred

                                  SCHEDULE F(2)

                  SHARES OF COMMON STOCK RESERVED FOR ISSUANCE



NUMBER OF SHARES OF COMMON STOCK
     RESERVED FOR ISSUANCE
                                               PURPOSE

          1,193,573                    Issuable upon exercise of MCI Warrant

          2,570,690                    Issuable upon exercise of options under the 1997 Stock Option
                                       Plan and the 1998 Stock Incentive Plan

          5,167,328                    Issuable upon conversion of 6% Non-Voting Convertible Preferred
                                       Stock

          2,858,807                    Issuable upon conversion of Series A Preferred or upon conversion of Series A-1 Preferred following the Exchange

------------------------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE F(3)

                               REGISTRATION RIGHTS


           The Company has outstanding registration rights as provided in the Registration Rights Agreement among the Company, Sylvan Learning Systems, Inc., MCI Telecommunications Corporation, Douglas L. Becker and R. Christopher Hoehn-Saric dated as of November 22, 1996, a copy of which has been previously furnished to the Purchaser and its counsel.

                                  SCHEDULE F(5)

                            ANTI-DILUTION PROTECTIONS


           6% Non-Voting Convertible Preferred Stock: The anti-dilution protections are described in Article SIXTH (b)(5)(d) of the Company's charter. In summary, the 6% Non-Voting Convertible Preferred is subject to adjustment for
(i) (A) dividends or distribution on its capital stock in shares of its Common Stock, (B) subdivisions or combinations of outstanding Common Stock into a greater or lesser number of shares, (C) issuances any shares of capital stock by reclassification of its Common Stock; (ii) issuances of rights, options or warrants to all holders of Common Stock entitling them to subscribe for or purchase Common Stock at a price per share less than the Fair Market Value (as defined) per share of Common Stock; and (iii) distributions to all holders of its Common Stock any shares of capital stock of the Corporation (other than Common Stock) or evidence of its indebtedness or assets or rights or warrants to subscribe for or purchase any of its securities. No adjustment in the conversion rate shall be required unless such adjustment would require a cumulative increase or decrease of at least 1%.

           MCI Warrant: The Amended and Restated Warrant to Purchase 1,193573 Shares of Common Stock of the Company dated as of November 22, 1996 (the "MCI Warrant"), a copy of which has been furnished to the Purchaser and its counsel, is subject to anti-dilution protection as described in the MCI Warrant. In summary, the MCI Warrant is subject to adjustment (i) if the Company sells shares of Common Stock for less than $3.169 per share or issues rights, options (other than management stock options) or warrants to purchase shares of Common Stock for less than $3.169 per share, or (ii) for stock splits and other similar changes in the capitalization of the Company.